Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 333-57214, 333-39840, 333-63854, and 333-63856 of Harrah's Entertainment, Inc. on the respective Forms S-8, of our report dated March 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah's Entertainment, Inc.'s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in this Annual Report on Form 10-K of Harrah's Entertainment, Inc. for the year ended December 31, 2003.

Deloitte & Touche LLP

Las Vegas, Nevada
March 3, 2004